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                                                                    EXHIBIT 10.5

July 19, 2004

John Viera,
1760 Airline Hwy, PMB 203
Hollister, CA  95023

Dear John,

Maxtor Corporation is pleased to offer you a promotion to Sr. Vice President, Human Resources reporting to Paul Tufano. Your monthly salary will be $25,000.00. You will participate in the 2004 Incentive Plan with an anticipated participation level of 50% of your base salary, subject to the terms and conditions of the Plan. Your 50% Incentive Plan participation level will be pro-rated from the date of your promotion and your previous percentage will apply to the portion of the fiscal year prior to your promotion.

Furthermore, the Board of Directors has approved that you be granted an option to purchase 80,000 shares and 15,000 Restricted Stock Units of Maxtor Corporation Common Stock. Your eligibility to purchase shares of the Company will be governed by Maxtor's Stock Option Plan. You will receive more information about the exercise price, vesting schedule, and other details of both programs after the approval.

In addition to your current benefits, you are eligible for a car allowance of $700.00 a month and will be provided with an allowance up to $5,000.00 per year to reimburse you for personal financial, tax or legal consulting services.

Job responsibilities, compensation, and other conditions of your employment with Maxtor may be subject to change without notice at any time based on the Company's operating conditions. This Agreement shall be construed in accordance with the laws of the State of California, without giving effect to principles of conflict of laws.

John, we look forward to having you as a senior member of Maxtor's management team and are confident that you will make significant contributions to the Company's success. If you accept our offer, please sign the response portion of this letter and return it to the Human Resources Department.

Sincerely,



Norman Brown
Sr. Director, Staffing




Accepted: /s/ John Viera                                   Date: July 19, 2004
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                           John Viera



I hereby accept the above. I understand that my employment is at-will, that I am free to resign, and that Maxtor is free to terminate my employment, at any time, for any reason or for no reason. I acknowledge that no promises whatsoever have been made to me concerning any term, condition or aspect of my employment with Maxtor, except as specifically set forth in this letter and by the Executive Retention and Severance Plan.